Exhibit 10.32

September 23, 2004

Mr. Michael D. Perry
C/o Vitria Technology, Inc.
945 Stewart Drive
Sunnyvale, CA 94085

Dear Michael:

This letter is intended to amend the offer letter provided to you and dated June 14, 2004.

The only section of that offer letter that is amended is Section 4. Section 4 is replaced in its entirety with the following new Section 4:

Section 4. Benefits and Vacation. You shall be entitled to participate in all benefit programs that Vitria establishes and makes available to its employees. You shall be entitled to four (4) weeks paid vacation per year. Your employment with Vitria is at will which means that either you or Vitria may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

You are entitled to participate in the Vitria Key Employee Retention and Severance Plan, adopted January 22, 2002 (the “Severance Plan”) pursuant to the terms of the Severance Plan. The Severance Plan provides you with certain severance benefits in the event of a Covered Termination (as those terms are defined in the Plan). This Section 4 is intended to provide you with severance benefits in a situation that is not covered by the Severance Plan.

Specifically, you will be entitled to 12 months continuation of your base salary (less required deductions and withholdings) if all of the following conditions are met: (1) The Chief Executive Officer (“CEO”) who immediately succeeds Dale Skeen terminates your employment without Cause (as that term is defined in the Severance Plan) within 12 months of your hire date; (2) this termination is not a Covered Termination (as defined in the Severance Plan); and (3) you sign and allow to become effective a general release of all claims against the Company and its officers, directors, employees and agents in a form reasonably satisfactory to the Company.

All other terms and conditions stated in the June 14, 2004 offer letter remain unchanged.

Sincerely,

Vitria Technology, Inc.

/S/ DALE SKEEN

Dale Skeen
CEO and Founder

I have read and agree to the terms and conditions contained herein:

/S/ MICHAEL D. PERRY	9/23/2004

Michael D. Perry	Date